Exhibit 10(c)(10)

TENTH AMENDMENT

TO THE

ICF KAISER INTERNATIONAL, INC.

RETIREMENT PLAN

WHEREAS, the ICF Kaiser International, Inc. Retirement Plan (hereinafter referred to as the “Plan”) was established effective August 1, 1971;

WHEREAS, the Plan was most recently restated effective January 1, 1996, by ICF Kaiser International, Inc. (currently known as Kaiser Group International, Inc. and hereinafter referred to as the “Company”);

WHEREAS, the restated Plan was amended subsequently on nine occasions;

WHEREAS, the Plan was again restated effective January 1, 1996, to incorporate amendments numbered one through nine, as required by the Internal Revenue Service (“IRS”) in order to be considered for a favorable determination letter; and

WHEREAS, the IRS has requested certain other amendments to the Plan as a condition to its favorable determination letter dated December 19, 2003, such amendments having been proposed to the IRS on October 1, 2003, and December 9, 2003;

NOW, THEREFORE, effective as of the dates stated below, the Plan is hereby amended in the manner hereinafter set forth:

1.             The fourth sentence of Section 1.10 of the Plan is hereby amended, effective as of January 1, 1998, to provide as follows:

“Effective January 1, 1998, notwithstanding the above, for purposes of Section 4.1 of the Plan, salary reduction amounts contributed to the Company’s Dependent Care Assistance plan, the Health Flexible Spending Account Plan, Pre-tax Contribution Plan, and ICF Kaiser International, Inc. Section 401(k) Plan shall be considered Compensation; and provided moreover that, effective for Plan Years beginning on and after January 1, 2001, notwithstanding the above, for purposes of Section 4.1 of the Plan, qualified transportation fringe benefits excluded from gross income by reason of Section 132(f)(4) of the Code shall be considered Compensation.”

2.             Section 1.19 of the Plan is hereby amended, effective as of January 1, 1997, to provide as follows:

“1.19       The term “Highly Compensated Participant” shall mean any Participant who is an Employee of the Company or a Member of the Controlled Group for a Plan Year who:

(a)           during the immediately preceding Plan Year, received Compensation (as defined in Section 4.4(b)(iii) of the Plan without regard to Sections 125, 132(f) (on and after January 1, 1997),

403(e)(3) and 402(h)(1)(B)) of the Code, in excess of $80,000 (such dollar limitation shall be adjusted automatically in accordance with the maximum amount permitted under Section 414(q) of the Code) and was a member of the group of Employees consisting of the top 20 percent of all Employees when ranked by Compensation paid during such Plan Year; or

(b)   during such Plan Year or during the immediately preceding Plan Year, owned directly or indirectly 5% or more of the Company or a Member of the Controlled Group (so that he is a “5% owner” as defined in Section 416(I)(1) of the Code).  A former Employee shall be treated as a Highly Compensated Participant, if such Employee was a Highly Compensated Participant when such Employee separated from service or such Employee was a Highly Compensated Participant at any time after attaining age 55.  Notwithstanding the foregoing provisions of this paragraph, the sole purpose of this Section 1.19 is to define and apply the term Highly Compensated Participant strictly (and only) to the extent necessary to satisfy the minimum requirements of Section 414(q) of the Code relating to “highly compensated employees.”  This Section 1.19 shall be interpreted, applied and, if and to the extent necessary, deemed modified without formal amendment of language, so as to satisfy solely the minimum requirements of Section 414(q) of the Code.”

3.             Section 4.4(b)(iii) of the Plan is hereby amended, effective as of January 1, 1998, to provide as follows:

“(iii)     The term “Compensation” shall mean compensation as defined in Section 415(c)(3) of the Code, including the items specified in Treasury Regulation Section 1.415-2(d)(2)(i) and excluding the items specified in Treasury Regulation Section 1.415-2(d)(3).  For Limitation Years beginning after December 31, 1997, for purposes of applying the limitations under Section 4.4, Compensation paid or made available during such Limitation Year shall include any elective deferral (as defined in Section 402(g)(3) of the Code) and any amount that is contributed or deferred by the Employer at the election of an Employee and that is not includible in gross income of the Employee by reason of Section 125 or 457 of the Code.  For Plan and Limitation Years beginning on and after January 1, 2001, for purposes of applying the limitations under Section 4.4, Compensation paid or made available during such Plan and Limitation Years shall include elective amounts that are not includible in gross income of an Employee by reason of  Section 132(f)(4) of the Code.”

4.             The second sentence of Section 4.4(c) of the Plan is hereby amended to provide as follows:

“If, as a result of the allocation of forfeitures or any other circumstance permitted under rules promulgated by the Internal Revenue Service, the Annual Additions to the Account of a Participant in any Limitation Year would otherwise exceed such amount, the Excess Amount shall be disposed of by reducing the Employer contributions and forfeitures, if any, otherwise allocable to the Participant’s Account for the Limitation Year.”

5.             Section 8.4(b)(iii) of the Plan is hereby amended, effective January 1, 1999,  to provide as follows:

“(iii)     “Eligible rollover distribution” means  all or any portion of a Plan distribution to a Participant, a beneficiary who is a deceased Participant’s surviving spouse, or an alternate payee under a qualified domestic relations order who is a Participant’s spouse or former spouse; provided, however, that such distribution is not (i) one of a series of substantially equal periodic payments made at least annually for over a specified period of ten or more years or the life of the Participant or beneficiary or the joint lives of the Participant and the beneficiary; (ii) a distribution to the extent such distribution is required under Section 401(a)(9) of the Code;  (iii) the portion of any distribution which is not includable in gross income (determined without regard to any exclusion of net unrealized appreciation with respect to employer securities); (iv) a distribution from elective deferral contributions of a Participant made on or after January 1, 1999, on account of hardship or (v) any distribution that is made on or after January 1, 2002 on account of hardship.  A portion of a distribution that is received on or after January 1, 2002, shall not fail to be an eligible rollover distribution merely because such portion consists of voluntary after-tax contributions that are not includible in gross income; provided, however, that such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to account separately for amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.”

Executed this 17th day of March, 2004.

KAISER GROUP INTERNATIONAL, INC.
(formerly known as ICF Kaiser International, Inc.)

By:	/s/ John T. Grigsby, Jr.
Title: President